Exhibit 6.17

AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

This AMENDMENT TO CONVERTIBLE PROMISSORY NOTE is entered into on August 23, 2023 (the “Effective Date”) by and between American Ballistics Corporation (the “Company”) and Sky Financial & Intelligence, LLC for Kenneth Haller, or his assigns (“Haller”). Each of the Company and Haller referred to herein as a “Party” and collectively, the “Parties.”

RECITALS:

WHEREAS, on or about March 29, 2022, the Company entered into that certain 15% Convertible Promissory Note for the benefit of Haller, for the principal sum of $1,000,000 and a maturity date of March 29, 2024 (the “Convertible Promissory Note”);

WHEREAS, the Company desires to extend the Maturity Date for one additional year (the “Extension”);

WHEREAS, in consideration of the Extension, Haller requests the Company to issue Haller a warrant to purchase common stock of the Company, on the terms set forth below (“Warrant”); and

WHEREAS, Haller desires to accept the Extension and the Company desires to issue the Warrant in consideration therefore.

NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

AGREEMENT:

1. Amendment to the Convertible Promissory Note. The Convertible Promissory Note shall be amended to reflect the Extension, so that the Maturity Date shall be March 29, 2025.

2. Warrant. In consideration of the Extension, on even date herewith, the Company shall issue to Haller a Warrant that shall have no less than the following terms:

a.	Number of Shares: 10,000,000 shares of common stock.

b.	Expiration Date: March 29, 2025.

c.	Exercise Price: $0.025 per share of common stock.

d.	Mandatory Exercise: In the event the common stock of the Company is listed on a national securities exchange or quoted in an over-the-counter market, and the closing price of the common stock equals or exceeds $0.50 per share for five consecutive trading days, the Company shall have the right to require Haller to exercise all or any portion of the Warrant still unexercised within 60 calendar days.

e.	Option to Purchase Additional Shares: In the event of a Mandatory Exercise, Haller shall have the option to purchase an additional 10,000,000 shares of common stock at a purchase price of $0.025 per share.

f.	Percentage Limitation: The Company shall not affect any exercise of the Warrant to the extent that the total number of shares of common stock beneficially owned by Haller would exceed 9.99% of the Company’s then outstanding stock.

1

3. Effect of Amendment. Except as amended as set forth in this Section 1, the Convertible Promissory Note shall continue in full force and effect.

4. Governing Law; Dispute Resolution. This Amendment shall be deemed to have been made in the State of Nevada and shall be construed, and the rights and liabilities determined, in accordance with the law of the State of Nevada, without regard to the conflicts of laws rules of such jurisdiction. Any controversy or claim relating to or arising from this Amendment (a “Dispute”) shall be settled, as applicable, in a federal or state court located in Orange County, California. In the event a suit, action, arbitration, or other proceeding of any nature whatsoever, including, without limitation, any proceeding under the U.S. Bankruptcy Code, is instituted by any Party to interpret or enforce any provision of this Agreement, then the prevailing Party shall be entitled to recover from the other Parties its reasonable attorneys’, paralegals’, accountants’, and other experts’ fees, and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith.

5. Modification. This Amendment may not be modified or amended except in writing duly executed by the Parties hereto.

6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the Parties at such time as all of the signatories hereto have signed a counterpart of this Amendment. All counterparts so executed shall constitute one Amendment binding on all of the Parties hereto, notwithstanding that all of the Parties are not signatory to the same counterpart. Each of the Parties hereto shall sign a sufficient number of counterparts so that each Party will receive a fully executed original of this Amendment.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment, as of the Effective Date first written above.

COMPANY:

ALTERNATIVE BALLISTICS CORPORATION,
a Nevada corporation

/s/ Steven Luna
By:	Steven Luna
Its:	Chief Executive Officer

HALLER:

KENNETH HALLER, on behalf of himself and
SKY FINANCIAL & INTELLIGENCE, LLC,
a Wyoming limited liability company

/s/ Kenneth Haller
By:	Kenneth Haller

/s/ Kenneth Haller
By:	Kenneth Haller
Its:	Sole Member of Sky Financial & Intelligence, LLC

3